Exhibit 99.1

Targeting Disease at the Nuclear Pore

Karyopharm Enters Into Royalty Agreement with

Healthcare Royalty Partners for up to $150 Million

– Investment Expected to Extend Karyopharm’s Cash Runway into Middle of 2021 –

NEWTON, Mass. – September 16, 2019 – Karyopharm Therapeutics Inc. (Nasdaq:KPTI), an oncology-focused pharmaceutical company, today announced its entry into a royalty agreement with HealthCare Royalty Partners (HCR) for up to $150 million to support the ongoing development and commercialization of XPOVIOTM (selinexor), the Company’s first-in-class, oral SINE compound, which is currently marketed in the U.S. for the treatment of patients with heavily pretreated multiple myeloma. Selinexor is also in late-stage clinical development for the treatment of patients with relapsed or refractory multiple myeloma who have had one to three prior lines of therapy and for the treatment of patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL).

Under the terms of the agreement, Karyopharm will receive $75 million at closing this month and is eligible to receive an additional $75 million upon the achievement of future regulatory and commercial milestones and subject to approval by both parties. In exchange for the amount received at the initial closing, HCR will receive a tiered royalty in the mid-single digits based on worldwide net revenues of XPOVIO and any other future products. Karyopharm expects that the $75 million initially received from HCR under this royalty agreement, combined with its existing cash, cash equivalents and investments, together with the cash expected to be generated from product sales, will be sufficient to fund its operations into the middle of 2021.

“This non-dilutive financing provides Karyopharm with immediate and substantial capital to support the ongoing commercialization of XPOVIO in patients with heavily pretreated multiple myeloma, and further the development of selinexor in future high unmet need indications,” said Michael G. Kauffman, MD, PhD, Chief Executive Officer of Karyopharm. “We are delighted to have the support and confidence of HealthCare Royalty Partners, a premier partner known for its strategic investments in promising healthcare companies and assets.”

Clarke Futch, Managing Partner and Chairman of the Investment Committee of HealthCare Royalty Partners stated: “Based on our extensive due diligence, we believe XPOVIO’s strong commercial prospects and upside potential creates an attractive investment profile for HCR. The Karyopharm leadership team has deep expertise in bringing innovative drugs to market for the treatment of high unmet need cancers, and we are pleased to be partnering with them during this transformative time in the Company’s evolution.”

XPOVIO received accelerated approval from the U.S. Food and Drug Administration (FDA) on July 3, 2019 for the treatment of adult patients with relapsed or refractory multiple myeloma (RRMM) who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody. This indication is approved under accelerated approval based on response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. A Marketing Authorization Application (MAA) seeking conditional approval for selinexor is currently under review by the European Medicines Agency and Karyopharm expects to receive a decision on the MAA by early 2020.

Morgan Stanley & Co. LLC acted as sole structuring agent, and Goodwin Procter LLP acted as special transaction counsel, to Karyopharm on the transaction.

Targeting Disease at the Nuclear Pore

About XPOVIO™ (selinexor)

XPOVIO is a first-in-class, oral Selective Inhibitor of Nuclear Export (SINE) compound. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein exportin 1 (XPO1, also called CRM1). XPOVIO blocks the nuclear export of tumor suppressor, growth regulatory and anti-inflammatory proteins, leading to accumulation of these proteins in the nucleus and enhancing their anti-cancer activity in the cell. The forced nuclear retention of these proteins can counteract a multitude of the oncogenic pathways that, unchecked, allow cancer cells with severe DNA damage to continue to grow and divide in an unrestrained fashion. In addition to receiving accelerated FDA approval of XPOVIO in July 2019 in combination with dexamethasone for the treatment of adult patients with relapsed refractory multiple myeloma (RRMM) who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody, Karyopharm has also submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) with a request for conditional approval of selinexor. Selinexor is also being studied in patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL). In 2018, Karyopharm reported positive top-line results from the Phase 2b SADAL study evaluating selinexor in patients with relapsed or refractory DLBCL after at least two prior multi-agent therapies and who are ineligible for transplantation, including high dose chemotherapy with stem cell rescue. Selinexor has received Fast Track designation from the FDA for the patient population evaluated in the SADAL study. Selinexor is also being evaluated in several other mid-and later-phase clinical trials across multiple cancer indications, including in multiple myeloma in a pivotal, randomized Phase 3 study in combination with Velcade® (bortezomib) and low-dose dexamethasone (BOSTON), as a potential backbone therapy in combination with approved therapies (STOMP), in liposarcoma (SEAL), in recurrent gliomas (KING) and in endometrial cancer (SIENDO), among others. Additional Phase 1, Phase 2 and Phase 3 studies are ongoing or currently planned, including multiple studies in combination with approved therapies in a variety of tumor types to further inform Karyopharm’s clinical development priorities for selinexor. Additional clinical trial information for selinexor is available at www.clinicaltrials.gov.

Please see XPOVIO Full Prescribing Information available at www.XPOVIO.com.

About HealthCare Royalty Partners

HealthCare Royalty Partners (“HCR”) is a private investment firm that purchases royalties and uses debt-like structures to invest in commercial or near-commercial stage life science assets. HCR has $4.7 billion in cumulative capital commitments with offices in Stamford (CT), San Francisco, Boston and London. For more information, visit www.healthcareroyalty.com.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is an oncology-focused pharmaceutical company dedicated to the discovery, development, and commercialization of novel first-in-class drugs directed against nuclear export and related targets for the treatment of cancer and other major diseases. Karyopharm’s SINE compounds function by binding with and inhibiting the nuclear export protein XPO1 (or CRM1). Karyopharm’s lead compound, XPOVIOTM (selinexor), received accelerated approval from the FDA in July 2019 in combination with dexamethasone as a treatment for patients with heavily pretreated multiple myeloma. A Marketing Authorization Application for selinexor is also currently under review by the European Medicines Agency (EMA). In addition to single-agent and combination activity against a variety of human cancers, SINE compounds have also shown biological activity in models of neurodegeneration, inflammation, autoimmune disease, certain viruses and wound-healing. Karyopharm has several investigational programs in clinical or preclinical development. For more information, please visit www.karyopharm.com.

Targeting Disease at the Nuclear Pore

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding our expectations relating to the anticipated use of proceeds from, and the financial and other benefits of, the royalty agreement with HCR, Karyopharm’s financial outlook and projections, the potential receipt of an additional $75 million under the royalty agreement upon the achievement of future regulatory and commercial milestones and subject to approval by both parties, continued commercialization of XPOVIO or commercialization of any of our drug candidates, the review and potential approval of selinexor by regulatory authorities, including the anticipated timing of actions and the potential availability of accelerated approval pathways, and the therapeutic potential of and potential clinical development plans for Karyopharm’s drug candidates, especially selinexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that regulators will agree that selinexor qualifies for conditional approval in the E.U. as a result of the data from the STORM study or accelerated or conditional approval in the U.S. or EU, respectively, based on data from the SADAL study in patients with relapsed or refractory DLBCL, or that any of Karyopharm’s drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in Karyopharm’s drug candidate portfolio will result in stock price appreciation. Finally, an additional $75 million may not be funded under the royalty agreement. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the ability of Karyopharm and HCR to perform their respective obligations under the royalty agreement, the timing and costs involved in commercializing XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; the ability to retain regulatory approval of XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; Karyopharm’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical studies; Karyopharm’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of drug candidates by Karyopharm’s competitors for diseases in which Karyopharm is currently developing its drug candidates; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any drug candidates it is developing. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, which was filed with the Securities and Exchange Commission (SEC) on August 7, 2019, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Velcade® is a registered trademark of Takeda Pharmaceutical Company Limited

Targeting Disease at the Nuclear Pore

Contacts:

Investors:

Karyopharm Therapeutics Inc.

Ian Karp, Vice President, Investor and Public Relations

857-297-2241 | ikarp@karyopharm.com

Media:

FTI Consulting

Simona Kormanikova or Robert Stanislaro

212-850-5600 |Simona.Kormanikova@fticonsulting.com or robert.stanislaro@fticonsulting.com

4